Exhibit 99.1

GAP INC. REPORTS NOVEMBER SALES RESULTS

SAN FRANCISCO - December 4, 2014 - Gap Inc. (NYSE: GPS) today reported that November 2014 net sales increased 6 percent compared with last year. Net sales for the four-week period ended November 29, 2014 were $1.72 billion compared with net sales of $1.63 billion for the four-week period ended November 30, 2013.

“Old Navy delivered standout performance in November, with customers responding positively to the brand’s holiday assortment and marketing,” said Glenn Murphy, chairman and chief executive officer, Gap Inc. “With much of the holiday season still ahead, we remain focused on strong execution across all of our brands.”

November Comparable Sales Results
Gap Inc.’s comparable sales for November 2014 were up 6 percent versus a 2 percent increase last year. Comparable sales by global brand for November 2014 were as follows:

•	Gap Global: negative 4 percent versus positive 2 percent last year

•	Banana Republic Global: positive 2 percent versus negative 1 percent last year

•	Old Navy Global: positive 18 percent versus positive 3 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on December 4, 2014 and available for replay until 1:00 p.m. Pacific Time on December 12, 2014.

December Sales
The company will report December sales on January 8, 2015.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,200 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com